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                                                                      EXHIBIT 11


                               UNITED FOODS, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                 FOR THE THREE MONTHS           FOR THE SIX MONTHS
                                                   ENDED AUGUST 31,               ENDED AUGUST 31,
                                              --------------------------     -------------------------
                                                 1997            1996           1997           1996
                                              ----------      ----------     ----------      ---------
SHARES:
Weighted average number of common shares
   outstanding                                 8,549,059      10,809,929      9,679,494      10,809,929

Effect of shares issuable under option
   plan and warrants as determined by the
   treasury stock method                            --           297,500           --           301,822
                                             -----------     -----------    -----------     -----------

Weighted average number of common shares
   outstanding as adjusted                     8,549,059      11,107,429      9,679,494      11,111,751
                                             ===========     ===========    ===========     ===========

PER COMMON SHARE COMPUTATIONS:

Net Income (Loss)                            $  (949,000)    $    26,000    $  (549,000)    $   124,000
                                             ===========     ===========    ===========     ===========

Net Income (Loss)                            $      (.11)    $       .00    $      (.06)    $       .01
                                             ===========     ===========    ===========     ===========
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